                                   EXHIBIT 10

                              SUPERVISORY AGREEMENT

                                                         OTS Docket No.: 01830

      This Supervisory Agreement ("Agreement") is made, as of August 22, 2005 (the "Effective Date"), by and between HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD (the "Bank", OTS Docket No. 01830), a federally chartered savings bank having its main office located at 2454 North Limestone Street, Springfield, Ohio 45503, and the OFFICE OF THRIFT SUPERVISION ("OTS"), a federal bank regulatory agency within the United States Department of the Treasury, which is acting through its Northeast Regional Director or his designee ("Regional Director") and has its Northeast Regional Office located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

      WHEREAS, the OTS is the primary federal regulator of the Bank pursuant to the Home Owners' Loan Act ("HOLA"), 12 U.S.C. Sections 1461 et seq., and is the Bank'S appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Sections 1811 et seq.;(1) and

      WHEREAS, based on the findings set out in the Report of Examination for the regulatory examination of the Bank that was started on January 10, 2005 (the "2005 Report of Examination"), the OTS is of the opinion that the Bank has violated regulations and engaged in acts and practices that are considered to be unsafe and unsound; and

      WHEREAS, the OTS is of the opinion that grounds exist for the initiation of administrative proceedings against the Bank; and

      WHEREAS, the OTS is of the view that it is appropriate to take measures intended to ensure that the Bank will comply with applicable laws and regulations and engage in safe and sound practices; and

      WHEREAS, the Bank, acting through its Board of Directors (the "Board"), without admitting or denying any unsafe and unsound practices or regulatory violations, wishes to cooperate with the OTS and to evidence its commitment to operate prudently and to comply with all applicable laws and regulations.

----------

(1) All references herein to the United States Code (U.S.C.) and the Code of Federal Regulations (C.F.R.) are as amended, unless otherwise indicated.

      NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

1. Compliance with Laws and Regulations. The Bank shall comply fully with the following laws and regulations:

            (a) 12 C.F.R. Section 560.101 (concerning real estate lending standards);

            (b) 12 C.F.R. Section 560.170 (concerning records for lending transactions);

            (c) 12 C.F.R. Section 563.43, incorporating the rules in Regulation O, 12 C.F.R. Part 215 (concerning loans to insiders);

            (d) 12 C.F.R. Section 563.177 (concerning procedures for monitoring Bank Secrecy Act compliance); and

            (e) 12 C.F.R. Sections 562.2 and 563.180 (concerning the filing of accurate regulatory reports, including TFRs).

2. Restrictions on Lending.

      The Bank shall not directly or indirectly make, invest in, purchase, refinance, extend or otherwise materially modify or commit to make, invest in, purchase, refinance, extend, release collateral from or otherwise materially modify any loan(s), unless:

      (a) It first obtains current, signed financial statements for the borrower, and as applicable, any co-borrower, guarantor, and all related entities. "Related entities" for purposes of this section, means any corporations, partnerships, limited liability companies, or other entities contributing individually or in the aggregate, 25 percent or more of the borrowers', co-borrowers' or guarantors' net worth or income;

      (b) It first obtains a current credit report and credit score for all borrowers, co-borrowers and guarantors;

      (c) It prepares a documented analysis of financial statements/credit reports obtained. The analysis must include the calculation, as applicable, of debt to income ratios, loan to value (LTV) ratios, and debt service coverage ratios. The documentation must show the calculations and the source of the figures used in the calculations;

      (d) It documents the expected primary (and, if applicable, any secondary) source of repayment;

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

     (e) If the contemplated loan is to an existing borrower, it prepares a narrative analysis of the borrower's overall credit relationship with Home City. Such analysis must include a schedule of each outstanding loan, and a discussion of the payment history on the loan(s);

      (f) It documents whether or not the loan/overall lending relationship complies with all approved lending policies;

      (g) If the contemplated loan/overall lending relationship does not conform to approved lending policies, the transaction is approved by two officers and/or directors other than the individual preparing the analysis;

      (h) The loan is granted at an interest rate and on repayment terms set forth in established rate sheets; and

      (i) It documents whether or not the loan constitutes a high loan to value loan, as defined in the Interagency Guidance on High LTV Residential Real Estate Lending, as set forth in Thrift Bulletin 72a.

This Paragraph 2 shall automatically terminate when the Bank receives written notice of OTS's non-objection to the Real Estate Lending Policies and Commercial Loan policies pursuant to Paragraphs 3 and 4 below.

3. Real Estate Lending Policies, Underwriting Standards and Loan Administration

      (a) The Board of Directors, within ninety (90) calendar days of the Effective Date hereof, shall review and revise the Bank's Real Estate Lending Policies, Underwriting Standards, Loan Administration Policies (collectively "Real Estate Lending Policies") to address the deficiencies described in the 2005 Report of Examination (including deficiencies uncovered by the Bank's outside consultant) and to ensure that they fully conform to the standards set out in 12 C.F.R. Section 560.101 (including the Appendix thereto), 12 C.F.R
Section 560.170 and the OTS's Examination Handbook (e.g., Sections 210 -- 212). The Real Estate Lending Policies must be acceptable to OTS and shall specifically require, among other things:

            (i) That no single Bank officer, director, or employee may approve (or otherwise contractually commit the Bank to make) any loan, except residential mortgage loans having the following characteristics: (A) the loan is secured (to be secured) by a one-to-four family dwelling, (B) the mortgaged property is (or will be) owner occupied, (C) the loan-to-value ratio is 80 percent or less, and (D) the borrower's total indebtedness to the Bank, after making the loan, will be no greater than $250,000;

            (ii) The inclusion of accurate underwriting information in Loan Approval forms;

            (iii) That appropriate underwriting and loan administration documentation is obtained, reviewed and maintained in loan files;

            (iv) That procedures for identifying Loans To One Borrower of $500,000 or greater are revised to correct the deficiencies described in the 2005 Report of Examination;

            (v) That procedures for identifying and monitoring loans with loan-to-value ratios in excess of Supervisory LTV guidelines set forth in Appendix A to Section 560.101 are revised to correct the deficiencies described in the 2005 Report of Examination;

            (vi) That the underwriting standards and requirements set forth in Paragraph 2 above are incorporated therein; and

            (vii) That only the Board may amend the Real Estate Lending
      Policies.

      (b) Immediately following the Board of Directors' adoption of revised Real Estate Lending Policies required by subparagraph (a), the Bank shall: (i) begin implementation thereof and (ii) submit copies to OTS for its non-objection. If OTS provides written notice that the Real Estate Lending Policies are not acceptable, the Bank shall promptly make such changes as are necessary to address OTS's objections.

4. Commercial Loan Policy.

      (a) The Board of Directors, within ninety (90) calendar days of the Effective Date hereof, shall review and revise the Bank's Commercial Loan Policies so that they address the critical elements set forth in Section 214 of OTS's Examination Handbook and addresses weaknesses identified in the 2005 Report of Examination.

      (b) Immediately following the Board of Directors' adoption of revised Commercial Loan Policies required by subparagraph (a), the Bank shall: (i) begin implementation thereof and (ii) submit copies to OTS for its non-objection. If OTS provides written notice that the Commercial Loan Policies are not acceptable, the Bank shall promptly make such changes as are necessary to address OTS's objections.

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

5. Internal Audit Function.

      Within ninety (90) days of the Effective Date of this Agreement, the Bank shall: (i) establish an internal audit system that implements the internal-audit-related policies and procedures ("Internal Audit Policies and Procedures") required by this Paragraph and (ii) hire an Internal Audit Manager to provide day-to-day management of the internal audit function, it being understood that certain functions may be outsourced. At a minimum, such Internal Audit Policies and Procedures must conform to the standards set forth in section II.B. of Appendix A to the Safety and Soundness Standards at 12 C.F.R. Part 570 and satisfy the following requirements:

      (a) The internal audit function, managed by the Internal Audit Manager, must report directly to the Board or an Audit Committee thereof consisting solely of "outside" directors, i.e., directors who are not also officers or employees of the Bank.

      (b) The policies and procedures must assign responsibility for the day-to-day management of the internal audit function to the Internal Audit Manager;

      (c) On an annual basis, the Board (or Audit Committee thereof) shall establish in writing, and assure the completion of, an internal audit program conforming with industry best practices that, among other things, addresses all of the Bank's operations and departments and sets out a schedule of assignments. The internal audit program shall be designed to determine:

            (i) Whether the Bank is in compliance with applicable statutes, regulations, and internal Bank policies;

            (ii) Whether the internal controls system is working properly;

            (iii) Whether all significant deficiencies noted in internal and/or external audit reports have been or are being corrected by management;

            (iv) The soundness and adequacy of information systems and of accounting, operating, and administrative controls;

            (v) The effectiveness of internal policies and procedures;

            (vi) Whether the Bank is properly reporting to OTS on its Thrift Financial Reports and

            (vii) The extent to which the Bank's assets are protected against loss.

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

      (d) On no less than a quarterly basis, the Internal Audit Manager shall prepare and submit to the Board (or the Audit Committee thereof) a written report of findings from the internal audit function, and the Board (or the Audit Committee) must review and evaluate each such report; and

      (e) The Board (or Audit Committee thereof) shall: (i) direct Bank management to take appropriate corrective action to address deficiencies identified by the internal audit function and (ii) monitor Bank management's progress in taking such required corrective action.

6. Internal Loan Review Program.

      (a) For the quarter ending September 2005, and not less frequently than quarterly thereafter, the Bank must perform an internal loan review to determine compliance with Board-approved lending policies, underwriting standards and loan administration requirements. The Bank's Internal Audit Manager shall supervise the internal loan reviews. The internal loan reviews may be conducted by a qualified service provider or by qualified Bank staff who must be independent of the Bank's lending function.

      (b) The quarterly loan reviews must be based on: (i) a sample review of new loans made during the previous quarter, (ii) large loans and lending relationships (i.e. those exceeding $500,000) involving borrowers with multiple credit relationships, and (iii) a sample of loans from the Bank's existing loan portfolio.

      (c) On a quarterly basis, the Bank's Internal Audit Manager must provide the Board with, and the Board must review and evaluate, a written report documenting the findings and recommendations relating to the internal loan/asset review. The written reports about the internal loan reviews should conform to the standards set out in the OTS's "Director's Guide to Management Reports,"(2) and at a minimum, such reports must provide information about:

            (i) Each loan that represents an exception to applicable Bank loan policies and procedures (including each loan that was not properly approved) and the nature of the exception; and

----------

(2) The"Director's Guide" is currently available on the OTS's Internet site at http://www.ots.treas.gov/docs/4/48091.pdf

            (ii) Each loan file lacking complete documentation (as required by the Bank's lending policies, underwriting standards, loan-servicing procedures, or other applicable guidance) and the nature of the exception.

7. Asset Classification. Within sixty (60) days of the Effective Date hereof, the Board shall adopt, and the Bank shall implement, a formal written program to identify and classify problem assets that satisfies the requirements of: (i) 12 C.F.R. Section 560.160; (ii) section II.G. of the Part 570 Safety and Soundness Standards; and the (iii) the Interagency Policy Statement on the Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions, dated July 2, 2001 (66 Fed. Reg. 35629, published on July 6,
2001).(3) Among other things, the program must:

      (a) be supervised by the Bank's Chief Financial Officer or another designated management official who: (i) has no independent loan origination or approval authority, (ii) is independent of the appraisal preparation process and
(iii) reports directly to the Board or the Audit Committee thereof concerning the program;

      (b) ensure the proper identification of assets as "loss", "doubtful", "substandard" or "special mention" (collectively referred to as "Criticized Assets") and the reporting of each such asset to the Board at least quarterly, to coincide with the preparation of the Bank's Thrift Financial Report (TFR). Loans classifications shall be based on an assessment of all pertinent factors affecting the likelihood that the loan will be repaid according to its terms, including, without limitation, deficiencies uncovered in the Internal Loan Review process required by Paragraph 6 above;

      (c) provide for the maintenance of an adequate allowance for loan and lease losses (ALLL) to reflect credit risk in the Bank's loan and lease portfolio;

      (d) ensure the prompt charge-off of loans, or portions of loans, that available information indicates are uncollectible, or when applicable regulations or guidance require that action;

----------

(3) The OTS distributed copies of the Interagency Policy Statement to savings institutions under cover of OTS CEO Memorandum 142, and a copy is currently available on the OTS's Internet site at http://www.ots.treas.gov/docs/2/25142.pdf

      (e) require the timely and accurate reporting of the Criticized Assets, ALLL and charge-offs in the Bank's TFRs.

8. Plan For Reduction of Criticized Assets.

      (a) Within one hundred twenty (120) days of the Effective Date, the Board of Directors shall adopt and implement a comprehensive plan for the reduction of Criticized Assets, as that term is defined in Paragraph 7(b) above (Criticized Asset Reduction Plan). The reduction of any particular Criticized Asset may be effected by, among other things, a substantial collection of principal balance owed, enhancement of collateral, guarantees or other factors contributing to the quality of the asset, or a write-down.

      (b) The Criticized Asset Reduction Plan shall provide for, at a minimum, the establishment of a Board Committee and/or Officer of the Bank whose responsibilities shall be: (A) to develop and implement Asset Action Plans with respect to each Criticized Asset over $250,000 and (B) to report to the Association's Board of Directors on the status of workout efforts on a monthly basis.

      (c) The Asset Action Plans shall include, at a minimum:

            (i) a comprehensive analysis of all loan documents and related correspondence,

            (ii) a realistic analysis of: (A) the available cash flow to service the debt, (B) the value of any collateral and (C) the ability of the Bank to enforce any guarantees,

            (iii) an assessment of potential legal issues relating to the workout, and

            (iv) based on the above, the development of an asset action plan for the workout of each asset, including a proposed timetable for each suggested action.

9. Loans to Insiders.

      (a) Within ninety (90) days of the Effective Date of this Agreement, the Bank's Board shall adopt and the Bank shall commence to implement written policies and procedures reasonably designed to ensure the Bank's compliance with the requirements and limitations of 12 C.F.R. Section 563.43 (incorporating the rules in Regulation O, 12 C.F.R. Part 215) concerning loans to insiders, i.e., executive officers, directors, and principal shareholders, including any "related interest" of such persons.

      (b) The Bank shall not make any loan to (or for the tangible economic benefit of) any "insider" unless, prior to loan commitment and funding, the loan application has been reviewed and approved by duly adopted written resolutions of the Bank's Board (in conformity with 12 C.F.R. Section 563.200), which resolutions shall indicate that the Board, following due inquiry, has determined that the loan is permitted by and meets the requirements of 12 C.F.R. Section
563.43 (incorporating the rules in Regulation O, 12 C.F.R. Part 215).

      (c) Within thirty (30) days of the Effective Date, the Bank shall conduct an analysis of its lending relationship with the borrower identified on Page 31 the 2005 Report of Examination, addressing each and every open issue identified therein.

10. Accuracy of the Thrift Financial Reports.

      (a) No later than thirty (30) days from the Effective Date, the Bank shall provide a report to OTS identifying the steps taken to: (i) ensure the accuracy of its Thrift Financial Reports (TFRs) and (ii) avoid a recurrence of the Financial Reporting Errors detailed on pp. 52 and 53 of the 2005 Report of Examination.

      (b) No later than one hundred twenty (120) days from the Effective Date, the Internal Audit Manager shall perform a complete review of the Association's information and data gathering system used in preparing the Bank's TFRs and shall provide a written report to the Board stating and discussing the results of that review.

      (c) The Bank's internal audit scope shall include a review of the accuracy of its TFR Reporting.

11. Enhancement of Staffing.

      By no later than one hundred twenty (120) calendar days following the Effective Date of this Agreement, the Board must adopt an appropriate written plan for enhancing the Bank's staff ("Staff Enhancement Plan") with a view to addressing staffing weaknesses identified in the 2005 Report of Examination so as to provide for the safe and sound operation of the Bank. The Board shall develop and adopt the Staff Enhancement Plan in connection with the development of the lending policies and procedures, and the internal audit and loan review processes required by this Agreement. In particular, the Board shall consider staffing levels and personnel needed to properly carry out and execute those policies and procedures. By no later than 125 calendar days following the Effective Date of this Agreement, the Board shall submit its proposed Staff Enhancement Plan (including any related Board minutes) to the OTS for its review and non-objection. Upon receipt of written notice from the OTS of the acceptability of the Staff Enhancement Plan (with such revisions as may be required by the OTS), the Bank shall commence implementation of such plan.

12. Restriction on Asset Growth.

      Unless otherwise previously permitted in writing by the OTS's Regional Director, the Bank shall limit its asset growth in any quarter to an amount not to exceed net interest credited on deposit liabilities during the quarter. See OTS Regulatory Bulletin 3b.

13. Board and Management Changes.

      The Bank shall be and is subject to the requirements and limitations set out in Subpart H of Part 563 of the OTS's regulations (12 C.F.R. Sections
563.550 - .590). Without limitation on such requirements and limitations, this means, among other things, that, except as otherwise permitted by 12 C.F.R.
Section 563.590, (i) the Bank must notify the OTS at least 30 days before adding or replacing any member of its Board, employing any person as a senior executive officer, or changing the responsibilities of any senior executive officer so that the person would assume a different senior executive officer position, and
(ii) the proposed director or senior executive officer may not begin service except as permitted by 12 C.F.R. Section 563.585 and 12 U.S.C. Section 1831i.

14. Compensation and Benefit Arrangements.

      The Bank shall not enter into, renew, extend or revise any arrangement related to compensation or benefits of any director or senior executive officer of the Bank unless the Bank first -- (i) provides a minimum of 30 days advance notice of the proposed transaction and (ii) receives a written notice of non-objection from the OTS. This Paragraph 14 is intended to implement the OTS policies set out in OTS Regulatory Bulletin 27b and OTS Examination Handbook
Section 310 at page 310.7 (Prior Approval of Employment Contacts").

15. Severance and Indemnification Payments and Agreements to Make Such Payments.

      The restrictions at 12 C.F.R. Part 359 are applicable to the Bank. Such restrictions concern the making of agreements (including employment agreements) with severance provisions, "golden parachute payments" and "prohibited indemnification payments". Without limitation on the generality of the foregoing, this means, inter alia, that the Bank shall not make or agree to make any "golden parachute payment", as that term is defined 12 U.S.C. Section 1828(k) and in 12 C.F.R. Part 359, except as may be permitted by the aforesaid statutory provision and regulations. See 12 C.F.R. Sections 359.2 and 359.4.

16. Compliance With Agreement.

      (a) The Board and officers of the Association shall take immediate action to cause the Association to comply with the terms of this Agreement and shall take all actions necessary or appropriate thereafter to cause the Association to continue to carry out the provisions of this Agreement.

      (b) Within 15 days of the Effective Date, the Board shall appoint a committee (the "Compliance Committee") comprised of 3 or more directors, the majority of whom shall be outside directors, to monitor and coordinate the Bank's compliance with the provisions of this Agreement.

      (c) Within 30 days after the end of each calendar quarter following the date of this Agreement (September 30, December 31, March 31, and June 30), the Compliance Committee shall submit a written progress report to the board of directors detailing the actions taken to comply with each provision of this Agreement and the results of those actions.

      (d) Within 15 days after its receipt from the Compliance Committee, the board of directors shall forward a copy of the quarterly progress report described in this paragraph, with any additional comments made by the board of directors, to the Regional Director and shall certify in writing that each director has reviewed the report.

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

17. Submission of Required Documents to the OTS/Compliance with Required Plans, Policies and Procedures.

      (a) The Bank, when required by this Agreement to submit documents to the OTS, shall submit them as follows:

The original to:                            A copy to:
---------------                             ---------
James G. Price, Assistant Director          Gary S. Girten, Field Manager
Office of Thrift Supervision                Office of Thrift Supervision
1 South Wacker Drive, Suite 2000            5970 Wilcox Place, Suite E
Chicago, Illinois 60606                     Dublin, Ohio 43016

      (b) With respect to any plan, policy or procedure that is timely filed and prepared with reasonable diligence by the Bank, but nevertheless requires modification to accommodate input by OTS occurring after the due date, no violation will be found to exist for so long as the Bank: (i) makes diligent and good faith efforts to incorporate such modifications and (ii) complies with subsequent OTS direction concerning the due dates for implementing such modifications.

      (c) During the term of this Agreement, any plans, policies, and procedures that: (i) have been submitted to OTS for its approval or nonobjection and (ii) have been approved or deemed to be not objectionable by OTS, shall not be amended or rescinded without the prior written approval of the Regional Director (or his designee).

18. Definitions.

      All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners' Loan Act ("HOLA"), the FDI Act or published OTS guidance (including the Examination Handbooks and Memoranda). Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDI Act, or OTS Memoranda shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.

19. Successor Statutes, Regulations, Guidance, Amendments.

      Reference in this Agreement to provisions of federal and state statutes, regulations, and OTS Memoranda shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.

20. Time Limits.

      Time limitations for compliance with the terms of this Agreement run from the Effective Date unless otherwise noted.

21. Rules of Interpretation.

      (a) Nothing in this Agreement shall be construed as allowing the Bank to violate any law, rule, regulation, or policy statement to which it is subject.

      (b) The paragraph headings herein are for convenience only and shall not affect the construction hereof.

      (c) In case any provision in this Agreement is ruled to be invalid, illegal or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the OTS determines otherwise in the exercise of its discretion.

22. Integration Clause; Relationship to Other Regulatory Actions.

      This Agreement represents, as of the Effective Date, the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date.

23. Successors In Interest/Benefit.

      The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Agreement, expressed or implied, shall give to any person or entity, other than the parties hereto, the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

24. Enforceability of Agreement: Director Attestation.

      The Bank represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding agreement of the Bank. Each director signing this Agreement at Appendix A hereof attests, by such act, that she or he, as the case may be, voted in favor of the Board resolutions (copies submitted to the OTS) authorizing the execution of this Agreement by the Bank.

25. Effective Date; Duration; Termination or Suspension of Agreement.

      This Agreement shall be effective and enforceable as of the Effective Date, which date appears on the first page of this Agreement. This Agreement shall remain in effect until terminated, modified or suspended in writing by the OTS, acting by and through its Regional Director or other authorized representatives. The OTS may suspend any or all provisions of this Agreement by providing written notice of such action to the Bank.

26. No Bar or Estoppel.

      The provisions of this Agreement shall not bar, estop or otherwise prevent the OTS from taking any other action (including, without limitation, any type of supervisory, enforcement or resolution action) affecting the Bank or any of its current or former institution-affiliated parties.

27. Statutory Basis for Agreement.

      This Agreement is a "written agreement" for the purposes of section 8 of the FDI Act, 12 U.S.C. Section 1818.

28.  Counterparts

      This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

                [Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement.

HOME CITY FEDERAL SAVINGS BANK         OFFICE OF THRIFT SUPERVISION
OF SPRINGFIELD

By: /s/ J. William Stapleton           By: /s/ Robert C. Albanese
    ------------------------               ----------------------
    J. William Stapleton                   Robert C. Albanese
    President & Chief Executive            Regional Director, Northeast
    Officer                                Region

Date: August 22, 2005                  Date: The Effective Date shown on page 1

                       APPENDIX A TO SUPERVISORY AGREEMENT

      The undersigned individuals, each being directors of HOME CITY FEDERAL SAVINGS BANK OF SPRINGFIELD, acknowledges that each, following his/her review and consideration of the foregoing Agreement, has voted in favor of the Board resolutions authorizing the Bank to execute the foregoing Agreement and to perform the responsibilities required by the Agreement.

/s/ Glenn W. Collier                        /s/ John D. Conroy
--------------------                        ------------------
Glenn W. Collier                            John D. Conroy

/s/ James M. Foreman                        /s/ Terry A. Hoppes
--------------------                        -------------------
James M Foreman                             Terry A. Hoppes

/s/ J. William Stapleton
------------------------
J. William Stapleton